Exhibit 99.1
Oceaneering Announces CFO Succession Plan

HOUSTON, June 6, 2025 – Oceaneering International, Inc. (NYSE:OII) (“Oceaneering”) today announced a Chief Financial Officer (“CFO”) succession plan.

Alan R. Curtis, Senior Vice President & CFO, has announced his decision to retire from his position effective January 1, 2026. Mr. Curtis began his career with Oceaneering in 1995 as a Financial Controller and has served in a variety of roles, including most recently as CFO since 2015.

Addressing Mr. Curtis’s pending retirement, President and Chief Executive Officer Rod Larson said, “On behalf of all Oceaneers, I would like to extend our deep gratitude to Alan for his financial leadership and strategic insights over the past decade. Under his leadership, we have consistently delivered steady shareholder returns and significantly enhanced our portfolio, enabling us to 'solve the unsolvable' for our customers in the most challenging environments. His extensive knowledge of Oceaneering and commitment to operational excellence and talent development have been instrumental to our success, and we wish him the best in his well-deserved retirement.”

M. Kevin McEvoy, Chairman of Oceaneering’s Board of Directors, added, “Since I hired Alan 30 years ago, he has demonstrated integrity and a natural curiosity about Oceaneering’s diverse services, products, and capabilities. Through his passion for the business, he developed close partnerships with our segment leaders, leading initiatives that strengthened our financial and organizational framework, and that continue to drive our financial and technological growth.”

Michael W. Sumruld will join Oceaneering as Senior Vice President of Finance on September 1, 2025, and is expected to later succeed Mr. Curtis as CFO upon Mr. Curtis’s retirement from such position. Mr. Curtis will continue to serve Oceaneering in a supporting role to provide for an orderly transition of duties. Mr. Sumruld will report to Mr. Larson.

Mr. Sumruld most recently served as Senior Vice President and CFO for Parker Drilling Company from October 2017 until its sale to Nabors Industries Ltd. in March 2025. In that role, he managed the company’s investor relations, corporate development, treasury, finance and accounting, tax, financial planning and analysis, compliance, operations integrity, and information technology organizations. Prior to his time at Parker Drilling Company, Mr. Sumruld held positions at LyondellBasell Industries N.V. and at Baker Hughes Incorporated. He is a certified public accountant and holds a bachelor’s degree in accounting from the University of Houston and a Master of Business Administration from Texas A&M University.

Regarding Mr. Sumruld’s appointment, Mr. Larson said, “We are pleased to welcome Mike following a thoughtful succession planning process. I know Mike quite well from our work together at Baker Hughes on the North American offshore business, where he proved himself to be a strong, people-focused leader with a collaborative, business-oriented approach. The Board is excited that Mike will be joining the management team to drive Oceaneering’s continued growth and shareholder value.”

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, and manufacturing industries.

For more information on Oceaneering, please visit www.oceaneering.com.
Contact:

Hilary Frisbie
Senior Director, Investor Relations
Oceaneering International, Inc.
713-329-4755
investorrelations@oceaneering.com